Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 9, 2016	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2016 Fourth Quarter and Full Year Results and Provides Financial Outlook for the Fiscal Year 2017

•	Reported net sales increased 8.3% in the fourth fiscal quarter versus prior year due to increased organic net sales of 1.7% and the HandStands acquisition which contributed $32.3 million

•	Diluted EPS was $0.34 in the fourth fiscal quarter compared to $0.37 in the prior year fourth quarter, and Adjusted Diluted EPS was $0.54 compared to $0.61 in the prior year fourth quarter

•
HandStands results were included in the full fourth quarter and were accretive to EPS by $0.05 per share, excluding acquisition and integration costs and inventory step up charges of $11.4 million, net of tax

St. Louis —November 9, 2016—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2016. For the fourth fiscal quarter, net earnings were $21.6 million, or $0.34 per diluted share, compared to net earnings of $23.1 million, or $0.37 per diluted share, in the prior year fourth quarter. Adjusted net earnings in the fourth quarter were $33.7 million, or $0.54 per diluted share, compared to adjusted net earnings of $38.5 million, or $0.61 per diluted share.

For the year, the Company reported net earnings of $127.7 million, or $2.04 per diluted share, compared with a net loss of $4.0 million, or a loss of $0.06 per diluted share, in the prior year. Adjusted net earnings for the current fiscal year were $144.6 million, or $2.31 per diluted share, compared to $177.3 million in the prior fiscal year, or $2.82 per diluted share.

“Fiscal 2016 was a strong year for Energizer,” said Alan Hoskins, Chief Executive Officer.  “The combination of organic sales growth, a relentless focus on costs and effective working capital management resulted in a solid financial performance in our first full fiscal year as a stand alone company.  This allowed us to reinvest in our business, return capital to shareholders through dividends and share repurchase and, on July 1, complete our first acquisition.    We believe that we have created a foundation for continued success and we remain focused on delivering value for our shareholders."

Fourth Fiscal Quarter Financial Highlights (Unaudited)
The following is a summary of key fourth fiscal quarter results. All comparisons are with the fourth quarter of fiscal 2015 unless otherwise stated.

•	Net sales were $432.4 million, up 8.3%: (a)

◦
Organic net sales increased 1.7%, due primarily to net distribution and space gains, pricing actions and timing of holiday shipments. These items were partially offset by the expected reduction in retail inventory levels.

◦	Impact of the HandStands acquisition resulted in increased sales of $32.3 million, or 8.1%.

◦	These items were partially offset by the impact of unfavorable movement in foreign currencies of $5.6 million, or 1.5%.

•
Gross margin percentage was 43.3%, down 260 basis points from the prior year. Excluding the impact from the one-time accounting adjustment ($8.1 million) related to the fair market value step up of HandStands acquired inventory and prior year restructuring, spin and integration related charges ($2.8 million), gross margin percentage was 45.2%, or 140 basis points below prior year. This change was driven in part by a 60 basis point impact due to an unfavorable movement in currencies and increased costs as a result of the continued impact from investments in product innovation. (a)

•	A&P spending was 7.3% of sales, a decrease of 100 basis points, or $1.9 million, due to higher prior year spending related to the EcoAdvanced product launch.

•
SG&A spending, excluding acquisition and integration costs and spin costs, was approximately $92.8 million, or 21.5% compared to $89.1 million, or 22.3% in the prior year. The higher absolute dollar value was due in part to $3.9 million of additional SG&A related to HandStands operations in the current fourth quarter. The improved percentage comparison versus the prior year quarter reflects the improved top-line performance due to organic sales growth and incremental sales from the HandStands acquisition. (a)

•	Spin-off and spin restructuring related charges were $4.6 million in the fourth fiscal quarter.

•	Acquisition and integration costs associated with the HandStands acquisition were $7.1 million in the fourth fiscal quarter.

•	Earnings before income taxes was negatively impacted by the movement in foreign currencies by approximately $6 million in the fourth fiscal quarter, net of hedge impact.

•	Adjusted EBITDA was $76.3 million in the quarter. (a)

•	Dividend payments in the quarter were approximately $15.5 million, or $0.25 per share.

•	Repurchased approximately 233,000 shares of common stock during the fourth quarter for $10.8 million.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Fiscal 2016 Full Year Financial Highlights (Unaudited)
The following is a summary of key fiscal 2016 full year results. All comparisons are with fiscal 2015 unless otherwise stated.

•	Net sales were $1,634.2 million, up 0.2%: (a)

◦
Organic net sales increased 3.7%, reflecting net distribution and space gains, pricing actions and timing of holiday shipments. These gains were partially offset by the heightened competitive activity in certain Asia developed markets.

◦	Impact of the HandStands acquisition resulted in increased sales of $32.3 million, or 2.0%.

◦
These items were partially offset by the impact of unfavorable movement in foreign currencies of $66.9 million, or 4.1%, the unfavorable impact of the deconsolidation of Venezuela of $8.5 million, or 0.5%, and the unfavorable impact of the international go-to-market changes of $14.7 million, or 0.9%.

•
Gross margin percentage was 43.6%, down 270 basis points from the prior year. Excluding the impact from the one-time accounting adjustment ($8.1 million) related to the fair market value step up of HandStands acquired inventory and restructuring, spin and integration charges ($2.8 million in fiscal 2016 and $3.9 million in fiscal 2015), gross margin percentage was 44.3% or 230 basis points below prior year. This change was driven by a 180 basis point impact due to an unfavorable movement in currencies, increased costs related to planned as well as accelerated discrete productivity initiatives and increased costs in support of product innovation. (a)

•	A&P spending was 6.3% of sales, a decrease of 180 basis points, or $29.9 million, due to higher prior year spending related to the EcoAdvanced product launch.

•	SG&A spending, excluding restructuring, acquisition and integration costs and spin costs, was approximately $332.6 million, or 20.4% compared to $327.1 million, or 20.0% in the prior year. (a)

•	Spin-off and spin restructuring related charges were $16.2 million in fiscal 2016.

•	Restructuring related charges were $4.9 million in fiscal 2016.

•	Earnings before income taxes was negatively impacted by the movement in foreign currencies by approximately $52 million, net of hedge impact.

•
Income tax rate on a year to date basis was 22.9% due to the favorable impacts of certain return to provision adjustments related to prior year provision estimates and certain spin related adjustments of approximately $11.4 million. Excluding the impact of all of our Non-GAAP adjustments, the effective tax rate on a full year basis was 29.8%. (a)

•	Adjusted EBITDA was $313.9 million. (a)

•	Net cash from operating activities was $193.9 million and Free Cash Flow was $166.7 million. (a)

•	Dividend payments were $62.7 million, or $1.00 per share.

•	Repurchased approximately 833,000 shares of common stock for $32.6 million. (b)

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.
(b) Share repurchases include $0.8 million that was cash settled in fiscal 2017.

Total Net Sales (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2016
	Q4	% Chg	Twelve Months	% Chg
Net Sales - FY'15	$399.1		$1,631.6
Organic	6.6	1.7%	60.4	3.7%
Change in Venezuela results	—	—%	(8.5)	(0.5)%
International Go-to-Market	—	—%	(14.7)	(0.9)%
Impact of acquisition	32.3	8.1%	32.3	2.0%
Impact of currency	(5.6)	(1.5)%	(66.9)	(4.1)%
Net Sales - FY'16	$432.4	8.3%	$1,634.2	0.2%
**Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached.

Total net sales in the fourth fiscal quarter increased 8.3%, or $33.3 million, driven in part by the impact of the HandStands acquisition on July 1, 2016, which contributed net sales of $32.3 million. Organic net sales increased 1.7% in the quarter due to net distribution and space gains, pricing actions in certain markets and timing of holiday shipments. These items were partially offset by the anticipated reduction in retail inventory levels. These increases were partially offset by unfavorable foreign currency movements of $5.6 million, or 1.5%.

Total Segment Profit (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2016

	Q4	% Chg	Twelve Months	% Chg
Segment Profit - FY'15	$95.0		$391.5
Organic	2.8	2.9%	34.6	8.8%
Change in Venezuela results	—	—%	(2.5)	(0.6)%
International Go-to-Market	—	—%	1.7	0.4%
Impact of acquisition	9.5	10.0%	9.5	2.4%
Impact of currency	(3.5)	(3.6)%	(46.6)	(11.8)%
Segment Profit - FY'16	$103.8	9.3%	$388.2	(0.8)%
** Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached.

Total Segment Profit in the fourth fiscal quarter increased $8.8 million, or 9.3%, driven primarily by the impact of the HandStands acquisition, which contributed an additional $9.5 million to segment profit. These increases were partially offset by an unfavorable currency impact of $3.5 million, or 3.6%. Organic growth of $2.8 million, or 2.9%, was driven primarily by the organic top-line increase explained above.

Financial Outlook Assumptions for Fiscal Year 2017
The Company is providing the below assumptions related to its financial outlook for the fiscal year 2017. All comparisons are with the fiscal year ended September 30, 2016 unless otherwise stated.

•	Net sales are expected to be up mid-single digits:

◦	Organic net sales are expected to be flat to up low-single digits;

◦	The incremental impact of the HandStands acquisition is expected to increase net sales by 5% to 6%; and

◦	Unfavorable movements in foreign currencies are expected to reduce net sales by 0.5% to 1.0%, based upon recent currency rates.

•	Gross margin rates are expected to improve by 50 to 100 basis points, driven primarily by productivity initiatives.

•	SG&A as a percent of net sales, excluding integration costs and other unusual items, is expected to improve 50 to 100 basis points and be in the range of 19 to 20 percent.

•	Earnings before income taxes is expected to be negatively impacted by the movement in foreign currencies by $5 to $10 million, net of hedge impact, based upon recent currency rates.

•	Income tax rate, excluding integration costs and other unusual items, is expected to be in the range of 30 to 31 percent.

•	Adjusted EPS for the full fiscal year is expected to be in the range of $2.55 to $2.75, inclusive of approximately $0.15 to $0.20 from the recently acquired HandStands business.

•	Capital spending is expected to be in the range of $30 to $35 million.

•	Free Cash Flow is expected to exceed $180 million.

•	Acquisition and integration costs are expected to be in the range of $5 to $10 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter earnings and the financial outlook for fiscal 2017. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/17830

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•
the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom's referendum vote and announced intention to exit the European Union at some future date;

•	the impact of raw materials and other commodity costs;

•	costs and reputational damage associated with cyber-attacks or information security breaches;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the HandStands business successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of advertising and product liability claims and other litigation;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; and

•	the impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 20, 2015.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015

Net sales	$432.4	$399.1	$1,634.2	$1,631.6
Cost of products sold (1)	245.1	216.0	921.8	875.4
Gross profit	187.3	183.1	712.4	756.2
Selling, general and administrative expense (1)	98.5	103.8	352.6	426.3
Advertising and promotion expense	31.4	33.3	102.4	132.3
Research and development expense	7.5	5.8	26.6	24.9
Amortization of intangible assets	2.8	—	2.8	—
Venezuela deconsolidation	—	—	—	65.2
Spin restructuring	4.8	3.1	5.8	39.1
Restructuring	—	0.8	2.5	9.6
Interest expense (2)	15.2	12.7	54.3	77.9
Other financing items, net	0.6	(6.5)	(0.3)	(18.4)
Earnings before income taxes	26.5	30.1	165.7	(0.7)
Income tax provision	4.9	7.0	38.0	3.3
Net earnings/(loss)	$21.6	$23.1	$127.7	$(4.0)

Earnings/(loss) per share
Basic	$0.35	$0.37	$2.06	$(0.06)
Diluted (3)	$0.34	$0.37	$2.04	$(0.06)

Dividend per common share	$0.25	$0.25	$1.00	$0.25

Weighted average shares of common stock - Basic	61.9	62.2	61.9	62.2
Weighted average shares of common stock - Diluted (3)	62.8	62.8	62.5	62.2

(1) See the Supplemental Schedules - Statement of Earnings Reconciliation attached which breaks out the Restructuring, Spin, Inventory step up and Acquisition and integration costs included within these lines.

(2) Includes acquisition bridge loan fees of $1.2 million for the quarter and twelve months ended September 30, 2016 and cost of early debt retirement of $26.7 for the twelve months ended September 30, 2015.

(3) For the twelve months ended September 30, 2015, GAAP net earnings/(loss) per share is calculated using basic weighted average share outstanding due to the reported net loss.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

	SEPTEMBER 30,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$287.3	$502.1
Trade receivables, net	190.9	155.5
Inventories	289.2	275.9
Other current assets	122.1	143.4
Total current assets	889.5	1,076.9
Property, plant and equipment, net	201.7	205.6
Goodwill	229.7	38.1
Other intangible assets, net	234.7	76.3
Long term deferred tax asset	63.7	163.1
Other assets	112.2	58.6
Total assets	$1,731.5	$1,618.6
Liabilities and Shareholders' Equity/(Deficit)
Current liabilities
Current maturities of long-term debt	$4.0	$3.0
Note payable	57.4	5.2
Accounts payable	217.0	167.0
Other current liabilities	254.7	291.2
Total current liabilities	533.1	466.4
Long-term debt	981.7	984.3
Other liabilities	246.7	228.0
Total liabilities	1,761.5	1,678.7
Shareholders' equity/(deficit)
Common stock	0.6	0.6
Additional paid-in capital	194.6	181.7
Retained earnings	70.9	6.9
Treasury stock	(30.0)	—
Accumulated other comprehensive loss	(266.1)	(249.3)
Total shareholders' deficit	(30.0)	(60.1)
Total liabilities and shareholders' equity/(deficit)	$1,731.5	$1,618.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2016	2015
Cash Flow from Operating Activities
Net earnings/(loss)	$127.7	$(4.0)
Non-cash restructuring costs	4.9	13.1
Depreciation and amortization	34.3	41.8
Venezuela deconsolidation charge	—	65.2
Deferred income taxes	4.2	(7.1)
Share based payments	20.4	13.5
Other non-cash charges	13.1	(13.0)
Other, net	(22.0)	(9.4)
Changes in assets and liabilities used in operations
(Increase)/decrease in accounts receivable, net	(4.1)	9.7
Decrease/(increase) in inventories	11.9	(0.1)
Decrease in other current assets	10.4	3.5
Increase/(decrease) in accounts payable	43.7	(18.2)
(Decrease)/increase in other current liabilities	(50.6)	66.8
Net cash flow from operating activities	193.9	161.8
Cash Flow from Investing Activities
Capital expenditures	(28.7)	(40.4)
Proceeds from sale of assets	1.5	13.7
Acquisitions, net of cash acquired	(344.0)	(12.1)
Net cash used by investing activities	(371.2)	(38.8)
Cash Flow from Financing Activities
Net transfers from Parent and affiliates	—	(648.8)
Cash Proceeds from issuance of debt with original maturities greater than 90 days	—	999.0
Payments on debt with maturities greater than 90 days	(3.0)	(1.0)
Increase/(decrease) in debt with maturities 90 days or less	58.9	(12.4)
Dividend paid	(62.7)	(15.5)
Debt issuance costs	(1.6)	(12.1)
Purchase of treasury stock	(31.8)	—
Excess tax benefits from share-based payments	1.0	—
RSEAs liquidated for taxes	(6.2)	—
Net cash (used by)/from financing activities	(45.4)	309.2

Effect of exchange rate changes on cash	7.9	(19.7)

Net (decrease)/increase in cash and cash equivalents	(214.8)	412.5
Cash and cash equivalents, beginning of period	502.1	89.6
Cash and cash equivalents, end of period	$287.3	$502.1

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Twelve Months ended September 30, 2016

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking non-GAAP measures due to uncertainty regarding future acquisition and integration costs, restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currency movements and the cost of raw materials.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our four geographic segments including allocations for shared IT and finance functions. General corporate and other expenses, Global marketing expenses, Research and development (R&D) expenses, interest expense and charges related to the Venezuela deconsolidation, spin-off, restructuring, the acquisition fair value inventory step up (inventory step up), acquisition and integration have all been excluded from segment profit.

Adjusted Earnings Before Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of the costs related to the Venezuela deconsolidation, spin-off, restructurings, acquisition and integration, cost of early debt retirement, inventory step up and adjustments to prior year tax accruals.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of our go-to-market initiatives, the change in our Venezuela results from the deconsolidation of those operations, the impact of acquisitions and the impact of currency from the changes in foreign currency exchange rates as defined below:

International Go-to-market initiatives. To compete more effectively as an independent company, we increased our use of exclusive and non-exclusive third-party distributors and wholesalers, and decreased or eliminated our business operations in certain countries, consistent with our international go-to-market strategy. In order to capture the impact of these international go-to-market changes and exits, we have separately identified the impact of these changes, which represents the year over year change in those markets since the date of exit. The impact from these changes was fully realized during the third quarter 2016.
Change in Venezuela Results. As previously announced, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting. Subsequent to March 31, 2015, our financial results do not include the operating results of our Venezuelan operations. As a result of the deconsolidation, we have taken the year over year change in Venezuela results and separately identified the impact in our change in sales and segment profit.
Impact of acquisition. The Company acquired HandStands on July 1, 2016. This includes the impact of the HandStands on-going operations contributed to each respective income statement caption. This does not include the impact of acquisition and integration costs or the one time inventory fair value step up costs associated with the HandStands acquisition.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross margin, adjusted A&P as a percent of sales, adjusted R&D as a percent of sales and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to spin-off, restructuring, inventory step up and acquisition and integration costs.

EBITDA and ADJUSTED EBITDA. EBITDA is defined as earnings/loss from continuing operations before income tax expense/benefit, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to the spin-off, restructurings, inventory step up, acquisition and integration costs, Venezuela deconsolidation and share-based payments.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Twelve Months ended September 30, 2016
(In millions, except per share data - Unaudited)
Operations for Energizer are managed via four major geographic reportable segments: North America (the United States and Canada), Latin America, Europe, Middle East and Africa (“EMEA”), and Asia Pacific.

Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Shared functions include IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability for the quarter and twelve months ended September 30, 2016 and 2015, respectively, are presented below.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2016	2015	2016	2015
Net Sales
North America	$255.4	$225.4	$891.4	$831.3
Latin America	24.1	25.2	110.6	125.1
EMEA	82.4	83.0	353.8	370.4
Asia Pacific	70.5	65.5	278.4	304.8
Total net sales	$432.4	$399.1	$1,634.2	$1,631.6

Segment Profit
North America	$69.7	$71.5	$247.6	$234.6
Latin America	3.3	3.9	18.9	20.7
EMEA	11.5	5.5	51.6	58.3
Asia Pacific	19.3	14.1	70.1	77.9
Total segment profit	$103.8	$95.0	$388.2	$391.5

General corporate and other expenses	$(23.9)	$(23.0)	$(80.8)	$(66.0)
Global marketing expense (1)	(8.7)	(8.5)	(19.1)	(24.8)
Research and development expense	(7.5)	(5.8)	(26.6)	(24.9)
Amortization of intangible assets	(2.8)	—	(2.8)	—
Venezuela deconsolidation charge	—	—	—	(65.2)
Restructuring (1)	—	(2.8)	(4.9)	(13.0)
Acquisition and integration costs (1)	(5.9)	(0.3)	(10.0)	(1.6)
Inventory step up (1)	(8.1)	—	(8.1)	—
Spin costs (1)	0.2	(15.2)	(10.4)	(98.1)
Spin restructuring	(4.8)	(3.1)	(5.8)	(39.1)
Acquisition bridge loan fees (1)	(1.2)	—	(1.2)	—
Cost of early debt retirement (1)	—	—	—	(26.7)
Interest expense	(14.0)	(12.7)	(53.1)	(51.2)
Other financing items, net	(0.6)	6.5	0.3	18.4
Total earnings/(loss) before income taxes	$26.5	$30.1	$165.7	$(0.7)
(1) See the Supplemental Schedules - Statement of Earnings Reconciliation for where these charges are recorded in unaudited Consolidated Statement of Earnings.

Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net Sales	2016	2015	2016	2015
Batteries	$375.0	$371.1	$1,498.0	$1,516.7
Other	57.4	28.0	136.2	114.9
Total net sales	$432.4	$399.1	$1,634.2	$1,631.6

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Twelve Months ended September 30, 2016
(In millions, except for per share data- Unaudited)

The following tables provide a reconciliation of net earnings/(loss) and net earnings/(loss) per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended September 30,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2016	2015	2016	2015	2016	2015
Reported - GAAP	$26.5	$30.1	$21.6	$23.1	$0.34	$0.37
Impacts: Expense (Income)
Spin costs (1)	(0.2)	15.2	—	13.9	—	0.22
Spin restructuring	4.8	3.1	3.3	2.8	0.05	0.04
Restructuring (1)	—	2.8	—	(0.1)	—	—
Acquisition and integration costs (1)	7.1	0.3	6.4	0.2	0.11	—
Inventory step up (1)	8.1	—	5.0	—	0.08	—
Adjustments to prior year tax accruals	—	—	(2.6)	(1.4)	(0.04)	(0.02)
Adjusted - Non-GAAP (3)	$46.3	$51.5	$33.7	$38.5	$0.54	$0.61
Weighted average shares - Diluted (4)					62.8	62.8

	Twelve Months Ended September 30,
(in millions, except per share data)	Earnings/(Loss) Before Income Taxes		Net Earnings/(Loss)		Diluted EPS
	2016	2015	2016	2015	2016	2015
Reported - GAAP	$165.7	$(0.7)	$127.7	$(4.0)	$2.04	$(0.06)
Impacts: Expense (Income)
Venezuela deconsolidation charge	—	65.2	—	65.2	—	1.04
Spin costs (1)	10.4	98.1	7.0	68.7	0.11	1.09
Spin restructuring	5.8	39.1	4.2	27.0	0.07	0.43
Cost of early debt retirement (2)	—	26.7	—	16.7	—	0.27
Restructuring (1)	4.9	13.0	3.1	6.5	0.05	0.10
Acquisition and integration costs (1)	11.2	1.6	9.0	1.2	0.14	0.01
Inventory step up (1)	8.1	—	5.0	—	0.08	—
Adjustments to prior year tax accruals	—	—	(11.4)	(4.0)	(0.18)	(0.06)
Adjusted - Non-GAAP (3)	$206.1	$243.0	$144.6	$177.3	$2.31	$2.82
Weighted average shares - Diluted (4)					62.5	62.2

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) Included in interest expense on the unaudited Consolidated Statement of Earnings.

(3) The effective tax rate for the three and twelve months ended September 30, 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 27.2% and 29.8%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(4) For the twelve months ended September 30, 2015, adjusted earnings per share is calculated utilizing the diluted weighted average shares as the Company has Adjusted - Non GAAP net earnings rather than a loss.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Twelve Months Ended September 30, 2016
(In millions, except per share data - Unaudited)

Net Sales
	Q1'16	% Chg	Q2'16	% Chg	Q3'16	% Chg	Q4'16	% Chg	FY '16	% Chg
North America
Net sales - prior year	$251.4		$169.6		$184.9		$225.4		$831.3
Organic	31.5	12.5%	0.2	0.1%	3.8	2.1%	2.2	1.0%	37.7	4.5%
Impact of acquisition	—	—%	—	—%	—	—%	27.6	12.2%	27.6	3.3%
Impact of currency	(3.7)	(1.4)%	(1.0)	(0.6)%	(0.7)	(0.4)%	0.2	0.1%	(5.2)	(0.6)%
Net sales - current year	$279.2	11.1%	$168.8	(0.5)%	$188.0	1.7%	$255.4	13.3%	$891.4	7.2%

Latin America
Net sales - prior year	$38.3		$33.8		$27.8		$25.2		$125.1
Organic	4.6	12.0%	4.0	11.8%	5.0	18.0%	2.0	7.9%	15.6	12.5%
Change in Venezuela results	(3.1)	(8.1)%	(5.4)	(16.0)%	—	—%	—	—%	(8.5)	(6.8)%
Int'l Go-to-Market	0.1	0.3%	(0.4)	(1.2)%	(1.7)	(6.1)%	—	—%	(2.0)	(1.6)%
Impact of acquisition	—	—%	—	—%	—	—%	1.7	6.7%	1.7	1.4%
Impact of currency	(5.4)	(14.1)%	(5.9)	(17.4)%	(5.2)	(18.7)%	(4.8)	(19.0)%	(21.3)	(17.1)%
Net sales - current year	$34.5	(9.9)%	$26.1	(22.8)%	$25.9	(6.8)%	$24.1	(4.4)%	$110.6	(11.6)%

EMEA
Net sales - prior year	$125.9		$79.2		$82.3		$83.0		$370.4
Organic	9.9	7.9%	2.6	3.3%	(0.7)	(0.9)%	0.2	0.2%	12.0	3.2%
Int'l Go-to-Market	(2.2)	(1.7)%	(1.1)	(1.4)%	(0.2)	(0.2)%	—	—%	(3.5)	(0.9)%
Impact of acquisition	—	—%	—	—%	—	—%	2.1	2.5%	2.1	0.6%
Impact of currency	(15.7)	(12.6)%	(4.4)	(5.6)%	(4.2)	(5.1)%	(2.9)	(3.4)%	(27.2)	(7.4)%
Net sales - current year	$117.9	(6.4)%	$76.3	(3.7)%	$77.2	(6.2)%	$82.4	(0.7)%	$353.8	(4.5)%

Asia Pacific
Net sales - prior year	$85.7		$74.3		$79.3		$65.5		$304.8
Organic	1.4	1.6%	(4.9)	(6.6)%	(3.6)	(4.5)%	2.2	3.4%	(4.9)	(1.6)%
Int'l Go-to-Market	(3.5)	(4.1)%	(2.4)	(3.2)%	(3.3)	(4.2)%	—	—%	(9.2)	(3.0)%
Impact of acquisition	—	—%	—	—%	—	—%	0.9	1.4%	0.9	0.3%
Impact of currency	(8.4)	(9.8)%	(4.2)	(5.7)%	(2.5)	(3.2)%	1.9	2.8%	(13.2)	(4.4)%
Net sales - current year	$75.2	(12.3)%	$62.8	(15.5)%	$69.9	(11.9)%	$70.5	7.6%	$278.4	(8.7)%

Total Net Sales
Net sales - prior year	$501.3		$356.9		$374.3		$399.1		$1,631.6
Organic	47.4	9.5%	1.9	0.5%	4.5	1.2%	6.6	1.7%	60.4	3.7%
Change in Venezuela results	(3.1)	(0.6)%	(5.4)	(1.5)%	—	—%	—	—%	(8.5)	(0.5)%
Int'l Go-to-Market	(5.6)	(1.1)%	(3.9)	(1.1)%	(5.2)	(1.4)%	—	—%	(14.7)	(0.9)%
Impact of acquisition	—	—%	—	—%	—	—%	32.3	8.1%	32.3	2.0%
Impact of currency	(33.2)	(6.7)%	(15.5)	(4.3)%	(12.6)	(3.4)%	(5.6)	(1.5)%	(66.9)	(4.1)%
Net sales - current year	$506.8	1.1%	$334.0	(6.4)%	$361.0	(3.6)%	$432.4	8.3%	$1,634.2	0.2%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Twelve Months Ended September 30, 2016
(In millions, except per share data - Unaudited)

Segment Profit
	Q1'16	% Chg	Q2'16	% Chg	Q3'16	% Chg	Q4'16	% Chg	FY '16	% Chg
North America
Segment Profit - prior year	$70.9		$45.8		$46.4		$71.5		$234.6
Organic	22.6	31.9%	(4.1)	(9.0)%	—	—%	(8.8)	(12.3)%	9.7	4.1%
Impact of acquisition	—	—%	—	—%	—	—%	6.9	9.7%	6.9	2.9%
Impact of currency	(2.7)	(3.8)%	(0.6)	(1.3)%	(0.4)	(0.9)%	0.1	0.1%	(3.6)	(1.5)%
Segment Profit - current year	$90.8	28.1%	$41.1	(10.3)%	$46.0	(0.9)%	$69.7	(2.5)%	$247.6	5.5%

Latin America
Segment Profit - prior year	$4.7		$5.3		$6.8		$3.9		$20.7
Organic	5.8	123.4%	4.1	77.4%	(0.5)	(7.4)%	1.7	43.6%	11.1	53.6%
Change in Venezuela results	(0.5)	(10.6)%	(2.0)	(37.7)%	—	—%	—	—%	(2.5)	(12.1)%
Int'l Go-to-Market	1.5	31.9%	1.1	20.8%	(0.1)	(1.5)%	—	—%	2.5	12.1%
Impact of acquisition	—	—%	—	—%	—	—%	0.9	23.1%	0.9	4.3%
Impact of currency	(3.6)	(76.6)%	(3.9)	(73.7)%	(3.1)	(45.5)%	(3.2)	(82.1)%	(13.8)	(66.6)%
Segment Profit - current year	$7.9	68.1%	$4.6	(13.2)%	$3.1	(54.4)%	$3.3	(15.4)%	$18.9	(8.7)%

EMEA
Segment Profit - prior year	$34.4		$9.6		$8.8		$5.5		$58.3
Organic	0.5	1.5%	1.9	19.8%	3.2	36.4%	6.8	123.6%	12.4	21.3%
Int'l Go-to-Market	(0.8)	(2.3)%	(0.4)	(4.2)%	0.2	2.3%	—	—%	(1.0)	(1.7)%
Impact of acquisition	—	—%	—	—%	—	—%	1.2	21.8%	1.2	2.1%
Impact of currency	(11.1)	(32.3)%	(2.9)	(30.2)%	(3.3)	(37.6)%	(2.0)	(36.3)%	(19.3)	(33.2)%
Segment Profit - current year	$23.0	(33.1)%	$8.2	(14.6)%	$8.9	1.1%	$11.5	109.1%	$51.6	(11.5)%

Asia Pacific
Segment Profit - prior year	$23.0		$20.1		$20.7		$14.1		$77.9
Organic	2.2	9.6%	(2.9)	(14.4)%	(1.0)	(4.8)%	3.1	22.0%	1.4	1.8%
Int'l Go-to-Market	0.9	3.9%	0.3	1.5%	(1.0)	(4.8)%	—	—%	0.2	0.3%
Impact of acquisition	—	—%	—	—%	—	—%	0.5	3.5%	0.5	0.6%
Impact of currency	(6.6)	(28.7)%	(3.0)	(15.0)%	(1.9)	(9.2)%	1.6	11.4%	(9.9)	(12.7)%
Segment Profit - current year	$19.5	(15.2)%	$14.5	(27.9)%	$16.8	(18.8)%	$19.3	36.9%	$70.1	(10.0)%

Total Segment Profit
Segment Profit - prior year	$133.0		$80.8		$82.7		$95.0		$391.5
Organic	31.1	23.4%	(1.0)	(1.2)%	1.7	2.1%	2.8	2.9%	34.6	8.8%
Change in Venezuela results	(0.5)	(0.4)%	(2.0)	(2.5)%	—	—%	—	—%	(2.5)	(0.6)%
Int'l Go-to-Market	1.6	1.2%	1.0	1.2%	(0.9)	(1.1)%	—	—%	1.7	0.4%
Impact of acquisition	—	—%	—	—%	—	—%	9.5	10.0%	9.5	2.4%
Impact of currency	(24.0)	(18.0)%	(10.4)	(12.8)%	(8.7)	(10.6)%	(3.5)	(3.6)%	(46.6)	(11.8)%
Segment Profit - current year	$141.2	6.2%	$68.4	(15.3)%	$74.8	(9.6)%	$103.8	9.3%	$388.2	(0.8)%

Energizer Holdings, Inc.
Supplemental Schedules - Adjusted Comparisons Reconciliation
For the Quarter and Twelve Months Ended September 30, 2016
(In millions, except per share data - Unaudited)

Quarter Ended September 30, 2016						% of Sales vs. Prior Year
	Sales	GP	A&P	R&D	SG&A	Sales	GM	A&P	R&D	SG&A
FY'15 - GAAP	$399.1	$183.1	$33.3	$5.8	$103.8
Adjustments (1)	—	2.8	—	—	(14.7)
FY'15 - Adj. GAAP	$399.1	$185.9	$33.3	$5.8	$89.1
		46.6%	8.3%	1.5%	22.3%

Fx	(5.6)	(5.1)	(0.3)	(0.1)	(2.0)	(1.5)%	(0.6)%	0.1%	(0.1)%	(0.2)%
Impact of acquisition	32.3	13.4	—	0.6	3.9	8.1%	(0.4)%	(0.6)%	—%	(0.7)%
Organic	6.6	1.2	(1.6)	1.2	1.8	1.7%	(0.5)%	(0.5)%	0.2%	0.1%
Other						—%	0.1%	—%	0.1%	—%

FY'16 - Adj. GAAP	$432.4	$195.4	$31.4	$7.5	$92.8
% of Sales		45.2%	7.3%	1.7%	21.5%
Adjustments (2)	—	(8.1)	—	—	5.7
FY'16 - GAAP	$432.4	$187.3	$31.4	$7.5	$98.5
(1) Fourth quarter Fiscal 2015 Gross profit as reported of $183.1 million was adjusted for Spin costs of $0.5 million, Acquisition and integration costs of $0.3 million and $2.0 million for costs related to other projects. SG&A as reported of $103.8 million was adjusted for Spin costs of $14.7 million.

(2) Fourth quarter Fiscal 2016 gross profit as reported of $187.3 million was adjusted for the Inventory step up of $8.1 million. SG&A as reported of $98.5 million was adjusted for Acquisition and integration costs of $5.9 million and Spin costs of $(0.2) million.

Year Ended September 30, 2016						% of Sales vs. Prior Year
	Sales	GP	A&P	R&D	SG&A	Sales	GM	A&P	R&D	SG&A
FY'15 - GAAP	$1,631.6	$756.2	$132.3	$24.9	$426.3
Adjustments (1)	—	3.9	—	—	(99.2)
FY'15 - Adj. GAAP	$1,631.6	$760.1	$132.3	$24.9	$327.1
		46.6%	8.1%	1.5%	20.0%

Fx	(66.9)	(59.9)	(3.0)	(0.1)	(12.1)	(4.1)%	(1.8)%	0.2%	0.1%	0.1%
Impact of acquisition	32.3	13.4	—	0.6	3.9	2.0%	(0.1)%	(0.1)%	—%	(0.1)%
Change in Venezuela	(8.5)	(6.1)	(0.2)	—	(3.5)	(0.5)%	(0.1)%	—%	—%	(0.1)%
Int'l Go-to-Market	(14.7)	(6.8)	(1.1)	—	(7.4)	(0.9)%	—%	—%	—%	(0.2)%
Organic	60.4	22.6	(25.6)	1.2	24.6	3.7%	(0.3)%	(1.8)%	—%	0.8%
Other						—%	—%	(0.1)%	—%	(0.1)%

FY'16 - Adj. GAAP	$1,634.2	$723.3	$102.4	$26.6	$332.6
% of Sales		44.3%	6.3%	1.6%	20.4%
Adjustments (2)	—	(10.9)	—	—	20.0
FY'16 - GAAP	$1,634.2	$712.4	$102.4	$26.6	$352.6
(1) Fiscal year ended 2015 Gross profit as reported of $756.2 million was adjusted for Spin costs of $0.5 million, Acquisition and integration costs of $0.3 million, $1.1 million of obsolete inventory and $2.0 million for costs related to other projects. SG&A as reported of $426.3 million was adjusted for Spin costs of $97.6 million, Acquisition and integration costs of $1.3 million and IT Enablement costs of $0.3 million.

(2) Fiscal year ended 2016 Gross profit as reported of $712.4 million was adjusted for restructuring related costs of $2.4 million, Spin costs of $0.4 million and the inventory step up of $8.1 million. SG&A as reported of $352.6 million was adjusted for Spin costs of $10.0 million and acquisition and integration costs of $10.0 million

Energizer Holdings, Inc.
Supplemental Schedules - EBITDA, ADJUSTED EBITDA and Free Cash Flow
September 30, 2016
(In millions, except per share data - Unaudited)

EBITDA and ADJUSTED EBITDA

	Q1'16	Q2'16	Q3'16	Q4'16	FY 2016
Net earnings	$65.5	$16.4	$24.2	$21.6	$127.7
Income tax provision/(benefit)	29.0	4.6	(0.5)	4.9	38.0
Earnings before income taxes	$94.5	$21.0	$23.7	$26.5	$165.7
Interest expense	12.9	13.1	13.1	15.2	54.3
Depreciation & amortization	7.8	7.8	7.8	10.9	34.3
EBITDA	$115.2	$41.9	$44.6	$52.6	$254.3

Adjustments:
Restructuring	3.3	1.5	0.1	—	4.9
Inventory step up	—	—	—	8.1	8.1
Acquisition and integration costs	—	—	4.1	5.9	10.0
Spin costs	6.0	2.7	1.9	(0.2)	10.4
Spin restructuring	0.9	(0.8)	0.9	4.8	5.8
Share-based payments	4.6	6.1	4.6	5.1	20.4
Adjusted EBITDA	$130.0	$51.4	$56.2	$76.3	$313.9

For the Twelve Months Ended September 30, 2016
Net cash from operating activities	$193.9
Capital expenditures	(28.7)
Proceeds from sale of assets	1.5
Free Cash Flow	$166.7

Energizer Holdings, Inc.
Supplemental Schedules - Statement of Earnings Reconciliation
For the Quarter and Twelve Months Ended September 30, 2016
(In millions, except per share data - Unaudited)
P&L History

	Q1'16	Q2'16	Q3'16	Q4'16	Q1'15	Q2'15	Q3'15	Q4'15	2016	2015
Net Sales	$506.8	$334.0	$361.0	$432.4	$501.3	$356.9	$374.3	$399.1	$1,634.2	$1,631.6
Cost of products sold - adjusted	275.9	190.7	207.3	237.0	267.5	188.4	202.4	213.2	910.9	871.5
Gross profit - adjusted	230.9	143.3	153.7	195.4	233.8	168.5	171.9	185.9	723.3	760.1
% of Net Sales	45.6%	42.9%	42.6%	45.2%	46.6%	47.2%	45.9%	46.6%	44.3%	46.6%

SG&A (Segment)	59.2	57.3	57.2	64.4	67.1	59.8	55.9	63.3	238.1	246.1
SG&A (Corporate)	16.6	21.3	19.3	23.6	17.4	15.8	9.8	22.3	80.8	65.3
SG&A (Global Marketing)	1.9	2.6	4.4	4.8	3.5	4.6	4.1	3.5	13.7	15.7
Subtotal - SG&A - adjusted	77.7	81.2	80.9	92.8	88.0	80.2	69.8	89.1	332.6	327.1
% of Net Sales	15.3%	24.3%	22.4%	21.5%	17.6%	22.5%	18.6%	22.3%	20.4%	20.0%

Advertising and sales promotion expense (Segment)	29.8	17.6	22.1	27.5	33.6	28.0	33.3	28.3	97.0	123.2
Advertising and sales promotion expense (Global)	0.3	0.5	0.7	3.9	0.8	1.5	1.8	5.0	5.4	9.1
Subtotal - A&P	30.1	18.1	22.8	31.4	34.4	29.5	35.1	33.3	102.4	132.3
% of Net Sales	5.9%	5.4%	6.3%	7.3%	6.9%	8.3%	9.4%	8.3%	6.3%	8.1%

Research and development expense	6.1	6.4	6.6	7.5	6.2	6.4	6.5	5.8	26.6	24.9
% of Net Sales	1.2%	1.9%	1.8%	1.7%	1.2%	1.8%	1.7%	1.5%	1.6%	1.5%

Amortization expense	—	—	—	2.8	—	—	—	—	2.8	—

Interest Expense	12.9	13.1	13.1	14.0	12.5	15.2	10.8	12.7	53.1	51.2
Cost of debt early retirement	—	—	—	—	—	—	26.7	—	—	26.7
Other financing items, net	(0.6)	0.1	(0.4)	0.6	(2.8)	(3.3)	(5.8)	(6.5)	(0.3)	(18.4)

Restructuring	2.2	0.3	—	—	(9.6)	0.3	18.1	0.8	2.5	9.6
Restructuring (COGS)	1.1	1.2	0.1	—	—	—	1.1	2.0	2.4	3.1
Restructuring (SG&A)	—	—	—	—	0.1	—	0.2	—	—	0.3

Inventory step up (COGS)	—	—	—	8.1	—	—	—	—	8.1	—

Acquisition and integration costs (COGS)	—	—	—	—	—	—	—	0.3	—	0.3
Acquisition and integration costs (SG&A)	—	—	4.1	5.9	0.4	0.5	0.4	—	10.0	1.3
Acquisition and integration costs (Interest Expense)	—	—	—	1.2	—	—	—	—	1.2	—

Spin (COGS)	—	0.5	(0.1)	—	—	—	—	0.5	0.4	0.5
Spin (SG&A)	6.0	2.2	2.0	(0.2)	22.1	23.0	37.8	14.7	10.0	97.6
Spin restructuring	0.9	(0.8)	0.9	4.8	1.1	23.2	11.7	3.1	5.8	39.1

Venezuela deconsolidation	—	—	—	—	—	65.2	—	—	—	65.2
Earnings before income taxes	94.5	21.0	23.7	26.5	81.4	(71.7)	(40.5)	30.1	165.7	(0.7)
Income Taxes	29.0	4.6	(0.5)	4.9	19.7	(2.5)	(20.9)	7.0	38.0	3.3
NET EARNINGS/(LOSS)	$65.5	$16.4	$24.2	$21.6	$61.7	$(69.2)	$(19.6)	$23.1	$127.7	$(4.0)

Energizer Holdings, Inc.
Supplemental Schedules - Statement of Earnings Reconciliation
For the Quarter and Twelve Months Ended September 30, 2016
(In millions, except per share data - Unaudited)

Cost of products sold	Q1'16	Q2'16	Q3'16	Q4'16	Q1'15	Q2'15	Q3'15	Q4'15	2016	2015
Cost of products sold - adjusted	$275.9	$190.7	$207.3	$237.0	$267.5	$188.4	$202.4	$213.2	$910.9	$871.5
Restructuring	1.1	1.2	0.1	—	—	—	1.1	2.0	2.4	3.1
Spin	—	0.5	(0.1)	—	—	—	—	0.5	0.4	0.5
Acquisition and integration costs	—	—	—	—	—	—	—	0.3	—	0.3
Inventory Step Up	—	—	—	8.1	—	—	—	—	8.1	—
Reported Cost of products sold	$277.0	$192.4	$207.3	$245.1	$267.5	$188.4	$203.5	$216.0	$921.8	$875.4
Reported Gross Profit	$229.8	$141.6	$153.7	$187.3	$233.8	$168.5	$170.8	$183.1	$712.4	$756.2
Reported % of Net Sales	45.3%	42.4%	42.6%	43.3%	46.6%	47.2%	45.6%	45.9%	43.6%	46.3%

SG&A	Q1'16	Q2'16	Q3'16	Q4'16	Q1'15	Q2'15	Q3'15	Q4'15	2016	2015
Segment SG&A	$59.2	$57.3	$57.2	$64.4	$67.1	$59.8	$55.9	$63.3	$238.1	$246.1
Corporate SG&A	16.6	21.3	19.3	23.6	17.4	15.8	9.8	22.3	80.8	65.3
Global Marketing	1.9	2.6	4.4	4.8	3.5	4.6	4.1	3.5	13.7	15.7
Restructuring	—	—	—	—	0.1	—	0.2	—	—	0.3
Acquisition and integration costs	—	—	4.1	5.9	0.4	0.5	0.4	—	10.0	1.3
Spin	6.0	2.2	2.0	(0.2)	22.1	23.0	37.8	14.7	10.0	97.6
Reported SG&A	$83.7	$83.4	$87.0	$98.5	$110.6	$103.7	$108.2	$103.8	$352.6	$426.3

Restructuring	Q1'16	Q2'16	Q3'16	Q4'16	Q1'15	Q2'15	Q3'15	Q4'15	2016	2015
Restructuring	$2.2	$0.3	$—	$—	$(9.6)	$0.3	$18.1	$0.8	$2.5	$9.6
Restructuring (SG&A)	—	—	—	—	0.1	—	0.2	—	—	0.3
Restructuring (COGS)	1.1	1.2	0.1	—	—	—	1.1	2.0	2.4	3.1
Restructuring - subtotal	$3.3	$1.5	$0.1	$—	$(9.5)	$0.3	$19.4	$2.8	$4.9	$13.0

Spin	Q1'16	Q2'16	Q3'16	Q4'16	Q1'15	Q2'15	Q3'15	Q4'15	2016	2015
Spin (SG&A)	$6.0	$2.2	$2.0	$(0.2)	$22.1	$23.0	$37.8	$14.7	$10.0	$97.6
Spin (COGS)	—	0.5	(0.1)	—	—	—	—	0.5	0.4	0.5
Spin restructuring	0.9	(0.8)	0.9	4.8	1.1	23.2	11.7	3.1	5.8	39.1
Spin - subtotal	$6.9	$1.9	$2.8	$4.6	$23.2	$46.2	$49.5	$18.3	$16.2	$137.2

Acquisition and integration	Q1'16	Q2'16	Q3'16	Q4'16	Q1'15	Q2'15	Q3'15	Q4'15	2016	2015
Inventory step up (COGS)	$—	$—	$—	$8.1	$—	$—	$—	$—	$8.1	$—
Acquisition and integration costs (COGS)	—	—	—	—	—	—	—	0.3	—	0.3
Acquisition and integration costs (SG&A)	—	—	4.1	5.9	0.4	0.5	0.4	—	10.0	1.3
Acquisition and integration costs (Interest Expense)	—	—	—	1.2	—	—	—	—	1.2	—
Acquisition and integration costs- subtotal	$—	$—	$4.1	$15.2	$0.4	$0.5	$0.4	$0.3	$19.3	$1.6